          b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: May 1, 2006

/s/ Edward D. Moise, Jr.
Edward D. Moise, Jr.
Chief Financial Officer

     A signed original of this written statement has been provided to Trinsic, Inc. and will be retained by the Trinsic, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.